ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110482655-64
	Filing Date and Time: 06/28/2011 8:30 AM
	Entity Number: E0358062007-8

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Urban Barns Foods Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Class A shares of Common Stock and B shares of Common Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Certificate of Designation of Class A Shares of Common Stock and Class B Shares of Common Stock

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature] CFO

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS Amend Designation - After Revised: 3-6-09

AMENDMENT TO

CERTIFICATE OF DESIGNATION OF

SERIES A SHARES OF COMMON STOCK

AND SERIES B SHARES OF COMMON STOCK

OF URBAN BARNS FOODS INC.

This Amendment to Certificate of Designation of Series A Shares of Common Stock and Series B Shares of Common Stock is being filed in accordance with the filing of the Certificate of Amendment to the Articles of Incorporation increasing the authorized capital to Five Hundred Twenty-Five Million (525,000,000) shares of Common Stock consisting of Five Hundred Million (500,000,000) shares of Class A Common Stock and Twenty-Five Million (25,000,000) shares of Class B Common Stock and amending the conversion rights.

Pursuant to Section 78-195 of the Nevada Revised Statutes, Urban Barns Foods Inc., a Nevada corporation (the "Corporation"), does hereby certify that pursuant to authority contained in the Articles of Incorporation of the Corporation filed with the Nevada Secretary of State, the Corporation's Board of Directors has duly adopted the following resolutions designating 500,000,000 of the 525,000,000 authorized shares of common stock, par value, $0.001 as Class A Shares of Common Stock (the "Class A Shares of Common Stock") and 25,000,000 of the 525,000,000 authorized shares of common stock, par value $0.001, as Class B Shares of Common Stock (the "Class B Shares of Common Stock"), which each shall contain the following designations and preferences.

Class A Shares of Common Stock

The Class A Shares of Common Stock have been authorized by the Board of Directors of the Corporation as a new class of common stock.

(a) Designation and Amount. Of the 525,000,000 authorized shares of common stock, $0.001 par value, 500,000,000 shares are hereby designated "Class A Shares of Common Stock" and possess the rights set forth below.

(b) Initial Value. The initial value of each Class A Share of Common Stock is $0.001.

(c) Dividends. The Class A Shares of Common Stock shall have equal ratable rights with the holders of the Class B Shares of Common Stock as to dividends from funds legally available if and when declared by the Board of Directors.

(d) Liquidation. Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidating Event"), each hold of a Class A Share of Common Stock shall be entitled to share ratably with the holders of the Class B Shares of Common Stock in all of the Corporation assets available for distribution to the holders of Class A Shares of Common Stock and the holders of Class B Shares of Common Stock upon liquidation, dissolution or winding up of the affairs of the Corporation.

Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

;

(e) Preemptive Rights. The holders of Class A Shares of Common Stock shall not have preemptive rights, subscription or conversion rights and there are no redemption of sinking fund provisions or rights.

(f) Voting Rights. The holders of the Class A Shares of Common Stock will have one non-cumulative vote per share of Class A Share of Common Stock held of record on all matters on which stockholders may vote.

Class B Shares of Common Stock

(a) Designation and Amount. Of the 525,000,000 authorized shares of common stock, $001, par value per share, 25,000,000 shares are hereby designated "Class B Shares of Common Stock" and possess the rights set forth below.

(b) Initial Value. The initial value of each share of Class B Shares of Common Stock (the "Class B Shares of Common Stock") is $0.001.

(c) Dividends. The Class B Shares of Common Stock shall have equal ratable rights with the holders of the Class A Shares of Common Stock as to dividends from funds legally available if and when declared by the Board of Director.

(d) Liquidation. Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidating Event"), each hold of a Class B Share of Common Stock shall be entitled to share ratably with the holders of the Class A Shares of Common Stock in all of the Corporation assets available for distribution to the holders of Class B Shares of Common Stock and the holders of Class A Shares of Common Stock upon liquidation, dissolution or winding up of the affairs of the Corporation.

Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

(e) Conversion. Each share of Class B Common Stock shall be convertible immediately upon the issuance of the share of Class B Common Stock or any time thereafter at the option of the holder thereof into twenty fully paid and non-assessable Class A Shares of Common Stock (the "Conversion"). To convert the Class B Share of Common Stock, the holder thereof shall provide written notice to the Corporation via facsimile and overnight courier setting forth the number of Class B Shares of Common Stock being converted and delivery instructions together with certificates evidencing the Class B Shares of Common Stock being converted. The number of Class A Shares of Common Stock into which the Class B Shares of Common Stock are convertible are not subject to adjustment relating to any reorganization, merger or sale of assets, reclassification of securities, split, subdivision of combination shares.

(f) Voting Rights. The holders of the Class B Shares of Common Stock will have twenty (20) voting rights for each Class B Share of Common Stock held of record.

The determination of the designations and the relative rights and the qualifications, limitations or restrictions thereof, relating to the Class A Shares of Common Stock and the Class B Shares of Common Stock, was duly made by the Board of Directors pursuant to the provisions of the Articles of Incorporation of the Corporation, and in accordance with the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused this Designation to be executed this 22nd day of June, 2011.

URBAN BARNS FOODS INC.

By: ______________________________
Chief Financial Officer and Secretary